		Exhibit 99(d)
Household Finance Corporation
HRSI Funding, Inc. II
Household Private Label Credit Card Master Note Trust I, Series 2002-2

Original Class A Principal	400,000,000.00
Number of Class A Bonds (000's)	400,000.00
Original Class B Principal	58,275,000.00
Number of Class B Bonds (000's)	58,275.00
Original Class C Principal	41,050,000.00
Number of Class C Bonds (000's)	41,050.00

		2003 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest		5,671,216.99

CLASS B
Class B Principal Distributions		0.00
Class B Interest		1,050,130.94

CLASS C
Class C Principal Distributions		0.00
Class C Interest		1,009,521.58